Exhibit 8.2

Tax S. Arts S.àr.l.
2, rue de la Reine
L-2418 Luxembourg
Phone +352 226 331
Fax + 352 226 353

Flagstone Reinsurance Holdings Limited
Crawford House
23 Church Street
Hamilton HM 11
Bermuda

April 9, 2010

RE:	Luxembourg Tax Considerations of the Redomestication

Ladies and Gentlemen,

We have acted as special Luxembourg tax counsel to Flagstone Reinsurance Holdings Limited (“Flagstone”), an exempted company with limited liability incorporated under the laws of Bermuda, in connection with its continuation as a Luxembourg incorporated entity pursuant to a continuation procedure under the laws of Bermuda and Luxembourg (the “Redomestication”) as described in Flagstone’s registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 on March 22, 2010 (as amended through the date hereof).  This opinion is being furnished to you at your request.  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Registration Statement.

In connection with this opinion we have examined the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below.  We have relied upon statements, representations, and covenants made by Flagstone and we have assumed that such statements and representations are true without regard to any qualifications as to knowledge and belief.  For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents that we have examined and the facts and representations concerning the Redomestication that have come to our attention during our engagement, (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, (iii) that all relevant documents have been, or will be, validly authorized, executed, delivered and performed by all of the relevant parties, and (iv) that the Redomestication will be consummated as described in the Registration Statement.  Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

Our opinion is based on (i) the current provisions of Luxembourg tax law and the regulations there under in effect on the date hereof, (ii) all judicial decisions interpreting such provisions reported before the date hereof, (iii) all proposed amendments to Luxembourg tax law and the regulations there under announced or released by Luxembourg prior to the date hereof (iv) our understanding of the current administrative policies and assessment practices of the Luxembourg tax authorities, and (v) confirmations by the competent Luxembourg tax authorities in regard to certain Luxembourg corporate income tax, municipal business tax, net worth tax and dividend withholding tax matters.  It is possible that changes could be made to such legislation, regulations, proposed amendments, administrative policies and assessment practices after the date of the Registration Statement.  Such changes could affect our opinion and the accuracy of the Luxembourg tax discussion under the heading “Material Tax Considerations Relating to the Redomestication—Luxembourg Tax Considerations” (the “Luxembourg Tax Discussion”).  We do not undertake to inform you of any such changes to legislation, regulations, proposed amendments, administrative policies or assessment practices or of any judicial decision practices after the date of the Registration Statement, which may affect our opinion.  We express no opinion on any matters different from Luxembourg tax matters and we express no opinion on the correctness or completeness of the Registration Statement.

Subject to the foregoing, it is our opinion that the Luxembourg Tax Discussion is accurate, complete and fair in all material respects with regard to the matters described therein.  Our opinion is based solely upon and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in the Luxembourg Tax Discussion.

The opinion set forth above does not address all of the Luxembourg tax consequences of the Redomestication.  Except as expressly set forth above, we express no other opinion, including any opinion as to the Luxembourg tax consequences of the Redomestication.  Our opinion represents only our interpretation of the tax laws and has no binding, legal effect on, without limitation, the Luxembourg tax authorities or any court.  It is possible that contrary positions may be asserted by the Luxembourg tax authorities and that one or more courts may sustain such contrary positions.  Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise the opinion to reflect any changes, including changes which have retroactive effect, (i) in applicable law, or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect, or incomplete.

This letter is furnished to you for use in connection with the Redomestication and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

This opinion shall be governed by and construed in accordance with the laws of Luxembourg.

Sincerely,

/s/ Tax S. Arts S.àr.l.

Tax S. Arts S.àr.l.
Stefan Arts – Manager (“gérant”)